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                                                                     EXHIBIT 5.1

                    [LETTERHEAD OF PIPER & MARBURY L.L.P.]


                              SEPTEMBER 30, 1997




Apartment Investment and Management Company
1873 South Bellaire Street, Suite 1700
Denver, Colorado 80222


Gentlemen:

     We have acted as Maryland counsel to Apartment Investment and Management Company, a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), pursuant to a Registration Statement on Form S-8 of the Company (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission"), of up to 10,000,000 shares of Class A Common Stock, par value $.01 per share, of the Company (the "Shares") issued to certain executive officers of the Company in connection with such officers' exercises of certain restricted stock awards granted pursuant to the Company's 1997 Stock Award and Incentive Plan (the "Plan") and certain Restricted Stock Agreements (the "Restricted Stock Agreements"), dated as of July 25, 1997, by and between the Company and each such executive officer.

     In our capacity as Maryland counsel to the Company, we have examined the Registration Statement, the Charter and By-laws of the Company, as amended and restated and in effect on the date hereof, minutes of the proceedings of the Company's Board of Directors authorizing the issuance of the Shares and authorizing the Plan and the Restricted Stock Agreements, and such other documents as we have considered necessary. We have also examined an Officer's Certificate of the Company dated the date hereof (the "Certificate"). In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforsaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and all public records reviewed are accurate and complete. As to factual matters we have relied on the Certificate and have not independently verified the matters stated therein.

     Based upon the forgoing and having regard for such legal considerations as we deem relevant, we are of the opinion and so advise you that upon the issuance and delivery of the Shares in accordance with the terms set forth in the Plan and the Restricted Stock Agreements, the Shares will have been duly and validly authorized and will be validly issued, fully paid, and non-assessable.

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Apartment Investment and Management Company
September 30, 1997

Page 2



     The opinion herein is solely for the use of the Company in connection with the Registration Statement. This opinion may not be relied on by any other person or in any other connection without our prior written approval. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We further consent to the reliance on this opinion by Skadden, Arps, Slate, Meagher & Florn LLP, in rendering their opinion to the Company in connection with the filing of the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.


                                       Very truly yours,


                                       /s/ Piper & Marbury L.L.P.